UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 4, 2013, Questcor Pharmaceuticals, Inc. (“Questcor”) filed a Current Report on Form 8-K disclosing that on January 2, 2013, Questcor and its wholly owned subsidiary (“Acquisition Co.”), entered into a Share Purchase Agreement (the “Agreement”) to acquire all of the issued and outstanding shares of BioVectra Inc. (“BioVectra”). The purchase price consists of approximately C$50.0 million in cash at the closing plus up to an additional C$50.0 million in cash tied to the future performance of BioVectra.

Located in Prince Edward Island, Canada, BioVectra is a manufacturer to many of the pharmaceutical industry’s leading pharmaceutical companies. BioVectra manufactures the active pharmaceutical ingredient in Questcor’s H.P. Acthar® Gel (repository corticotropin injection).

On January 18, 2013, Questcor and the other parties to the Agreement closed the transaction and BioVectra became a wholly-owned subsidiary of Acquisition Co.

The description of the Agreement included in the Current Report on Form 8-K filed on January 4, 2013 is hereby incorporated by reference. Such description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to Questcor’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

BioVectra’s audited financial statements as of and for the year ended August 31, 2012 will be filed by amendment to this Current Report within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

BioVectra’s unaudited financial statements as of and for the three months ended November 30, 2012 and November 30, 2011, respectively, will be filed by amendment to this Current Report within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

Pro forma financial information will be filed by amendment to this Current Report within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2013	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer and General Counsel